Exhibit 99.2 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: April 17, 2008

This investor update provides Continental's guidance for the second quarter 2008 and the full year 2008.

Six Week Outlook
The Company is comfortable with its forward bookings over the next six weeks and expects demand to remain solid throughout the summer.  The Company continues to see year-over-year yield increases throughout all regions. Consolidated domestic bookings for the next six weeks are running 1 point ahead of last year. Mainline Latin bookings are running 4 - 5 points ahead of last year. Transatlantic bookings are running 1 - 2 points behind last year and Pacific bookings are running 3 - 4 points behind last year.

For the second quarter, the Company expects both consolidated and mainline load factors to be down about a point year-over-year.

Targeted Unrestricted Cash and Short Term Investments Balance
The Company ended the first quarter with approximately $2.5 billion in unrestricted cash and short-term investments. This balance excludes $237 million par value of student loan-related auction securities that were previously classified as short-term investments on the company's consolidated balance sheet. These securities were classified as long-term investments on Continental's March 31, 2008 consolidated balance sheet at a fair value of $226 million.

Continental anticipates ending the second quarter of 2008 with an unrestricted cash and short-term investments balance of between $2.9 and $3.0 billion which includes anticipated future financings. This balance excludes all student loan-related auction rate securities that are now classified as long-term investments.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $340 and $350 million for the second quarter 2008.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
2nd Qtr.(E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(3.4)% 4.0% 13.5% (6.7)% 1.5% 8.7% (1.2)% 6.8% 2.3%

For the full year 2008, Continental currently expects to grow its mainline capacity (ASMs) by approximately 2% year-over-year (yoy). Mainline domestic capacity is expected to be down 2% yoy, Latin up 3% yoy, Transatlantic up 12% yoy and Pacific down 4% yoy.

For the full year 2009, Continental expects its mainline capacity to be about flat yoy.

Load Factor	2008 Estimate
	2nd Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	85 - 86% 81 - 82% 78 - 79% 77 - 78% 82 - 83% 80 - 81% 82 - 83%	84 - 85% 81 - 82% 77 - 78% 77 - 78% 81 - 82% 78 - 79% 81 - 82%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page at continental.com in the Investor Relations section under the About Continental menu.

First Quarter 2008 Domestic Performance on a hub by hub basis
Continental's first quarter 2008 consolidated domestic capacity at its New York Liberty hub was down 1%, with traffic about flat, resulting in a load factor increase of 0.9 pts. Transcon capacity, which is a subset of New York Liberty capacity, was up 3.3% yoy in the first quarter while traffic was down 1.7%, resulting in a load factor decline of approximately 4 pts. Consolidated domestic capacity at its Houston hub was down 1.5% yoy, with traffic about flat, resulting in a load factor increase of 1 pt. Consolidated domestic capacity at its Cleveland hub was up 5.1% yoy, with traffic up 3.6%, resulting in a load factor decline of 1.1 pts.

Pension Expense and Contributions
Year-to-date, the Company has contributed $84 million to its defined benefit pension plans. The Company currently plans to contribute a total of $164 million to its defined benefit pension plans during calendar year 2008.

Continental estimates that its non-cash pension expense will be approximately $85 million for the year.

Mainline Operating Statistics	2008 Estimate (cents)
	2nd Qtr.(E)	Full Year(E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	11.96 - 12.01 - 11.96 - 12.01 (4.61) 7.35 - 7.40	11.92 - 11.97 0.01 11.93 - 11.98 (4.46) 7.47 - 7.52

Consolidated Operating Statistics	2008 Estimate (cents)
	2nd Qtr.(E)	Full Year (E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	12.97 - 13.02 - 12.97 - 13.02 (4.95) 8.02 - 8.07	12.94 - 12.99 0.01 12.95 - 13.00 (4.78) 8.17 - 8.22

Stock Based Compensation
For the first quarter 2008 Continental recorded $4 million in stock option expense and expects to record approximately $2 million, $4 million and $2 million for the second, third and fourth quarters of 2008, respectively.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $19.23 on March 31, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from March 31, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the second quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
	2nd Qtr.(E)	Full Year (E)
Mainline Regional	392 Million 83 Million	1,549 Million 324 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$3.15	$3.02

Fuel Hedges as of March 31, 2008
For the second quarter 2008, Continental has hedged approximately 18% of its projected consolidated fuel requirements using zero cost collars in heating oil with an average call price of $2.63 per gallon and an average put price of $2.47 per gallon.

For the third quarter 2008, Continental has hedged approximately 5% of its projected consolidated fuel requirements using zero cost collars in heating oil with an average call price of $2.77 per gallon and an average put price of $2.61 per gallon.

For the un-hedged portion of its consolidated fuel requirements, the Company is assuming an average cost per barrel for crude oil based on the forward curve as of April 7, 2008 of $108.01, $106.44, and $104.76 for the second, third and fourth quarters, respectively. An average jet fuel crack spread of approximately $20.87 is assumed for the full year.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
	2nd Qtr.(E)	Full Year (E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$246 $109 $64	$980 $446 $267

Continental Airlines, Inc. Tax Computation
The Company has begun to recognize income tax expense/benefit in 2008. The Company does not expect to pay significant cash income taxes in 2008 as it has approximately $3.8 billion of net operating loss carryforwards remaining to offset future cash income taxes.

2008 Estimate
	2nd Qtr.(E)	Full Year(E)	Expense/(Benefit)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.9% $ 1.6 Million Sum of the Above	Tax Rate of 36.9% $6.4 Million Sum of the Above	Expense/(Benefit) Expense Expense/(Benefit)

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the full year 2008 are estimated to be $657 million, with approximately $155 million paid in the first quarter, and approximately $146 million, $80 million and $276 million to be paid in the second, third and fourth quarters of 2008, respectively. However, the company expects to refinance certain aircraft on which we paid $47 million of principal at the debt maturity date during the first quarter of this year and certain other aircraft on which we will pay $185 million of principal at the debt maturity date in the fourth quarter of 2008.

Cash Capital Expenditures (in millions)	2008(E) ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$147 275 62 $484 (16) $468

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $50 Between $14 - $50 Under $14 Net Loss	99 99 99 99	114 110 101 99	$3 $1 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $198 Between $53 - $198 Under $53 Net Loss	99 99 99 99	114 110 101 99	$12 $5 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) Full Year special items include special credits of $8 million related to sales of three 737-500 aircraft during the first question of 2008.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant cost of aircraft fuel, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

March 31, 2008

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
	YE 2007	2008E	2009E	YE 2009E
Mainline 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER* 737-900 737-800* 737-700 737-300** 737-500**	20 16 10 17 41 - 12 105 36 48 60	- - - - - 20 - 12 - (7) (17)	2 - - - - 18 - - - (16) (8)	22 16 10 17 41 38 12 117 36 25 35
Total	365	8	(4)	369

Regional
ERJ-145XR ERJ-145 ERJ-135 CRJ200LR Q400 Q200 Beech 1900	60 135 30 24 - 11 3	- - - (7) 15 5 (3)	- - - (10) - - -	60 135 30 7 15 16 -
Total	263	10	(10)	263

Total Count	628	18	(14)	632